EXHIBIT 10.37

SUMMARY OF FY2006 DIRECTOR FEES

Annual Board retainer:	$22,500
Committee Chair retainer:	$3,500
Board, Committee and shareholder meetings:	$1,000
Telephone meetings:	$500